EXHIBIT 10.18

December 18, 2003

Mr. J. R. Relick

Mirenco, Inc.

206 May Street

Radcliffe, IA 50230

Dear J. R.:

This letter shall serve as a letter of agreement between Mirenco, Inc. (MIRENCO) and Richard A. Musal (MUSAL) governing the provision of professional financial and business consulting services for MIRENCO by MUSAL.

MUSAL shall provide Chief Financial Officer Services to MIRENCO:

1.	MUSAL shall be responsible for preparing internal financial statements for MIRENCO.

2.	MUSAL shall assist MIRENCO in developing a business plan and all related forecasts and assumptions.

3.	MUSAL shall be responsible for all day-to-day activities of the accounting department and related financial activities.

4.	MUSAL shall coordinate the year end audit, quarterly and annual filings with governmental agencies and such other filings and disclosures that normally would be associated with the duties of Chief Financial Officer.

5.	MUSAL shall perform other duties normally associated with the position of Chief Financial Officer and other corporate duties as mutually agreed upon.

6.	MUSAL agrees that in the performance of these duties, it is necessary to interact with Management and other Professionals of MIRENCO. MUSAL shall spend a minimum of two days per week at MIRENCO’s headquarters. It is anticipated an average of 20-25 hours per week will be necessary to fulfil these duties.

MUSAL will provide these services for a fee of $5,000 per month plus an auto allowance of $400 per month. Billings will be submitted on the first and fifteenth of the month and shall be due upon receipt.

MIRENCO agrees to reimburse MUSAL’s out of pocket expenses incurred with the performance of such duties as approved by MIRENCO. MUSAL shall provide timely invoices for out of pocket expenses and such amounts are due upon receipt. All travel shall be approved by MIRENCO prior to commencement.

This agreement shall be in effect from December 16, 2002 until June 30, 2003. The agreement can only be modified in writing and agreed to by both parties. This agreement is cancelable by both parties by mutual agreement executed in writing.

If this agreement meets your approval, please indicate by your signature in the space provided below.

Sincerely,

//s// Richard A. Musal

Richard A. Musal

Accepted by J. R. Relick,

President

Mirenco, Inc.

By: //s// J. R. Relick

Dare: 12/18/02